Exhibit 10.1

Andrew Wiederhorn Chief Executive Officer FAT Brands Inc. 9720 Wilshire Blvd., Suite 500 Beverly Hills, CA 90212	Direct:310.402-0601 andy@fatbrands.com

December 31, 2025

[NAME OF OFFICER]

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

Via electronic email to [EMAI]

Re: Retention Bonus / Salary Increase

Dear [NAME]:

We consider your continued service and dedication to FAT Brands Inc. (collectively with its subsidiaries and affiliates and any successors thereto, the “Company”) essential to our business. To encourage you to remain employed with the Company and to address any concerns about your job security, we are pleased to offer you a retention bonus of $[__________] (the “Retention Bonus”), upon the terms and conditions set forth in this letter agreement (this “Retention Agreement”). In addition, your base compensation will be increased from $[__________] to $[__________] effective January 1, 2026 (such incremental amount is referred to herein as the “Salary Increase”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

In order to be eligible to receive the Retention Bonus and Salary Increase, you must sign and return this Retention Agreement to me by end of business on December 31, 2025, acknowledging your agreement to the terms specified in this Retention Agreement. If you accept this offer, then (i) on or about January 2, 2026, we will advance and prepay to you the full amount of the Retention Bonus in cash, less all applicable withholdings and deductions required by law, and (ii) effective January 1, 2026, the Salary Increase will become effective, in each case subject to your agreement to repay the Net After-Tax Value (as defined in Exhibit A) of the Retention Bonus and Salary Increase if they are not earned pursuant to the terms and conditions set forth below.

Except as otherwise provided in this Retention Agreement, in order to earn the Retention Bonus and Salary Increase, the following eligibility criteria must be satisfied on the earlier to occur of June 30, 2026 and the Emergence Date (such earlier date, the “Vesting Date”):

1.	Your performance has been satisfactory, as determined in the Company’s sole discretion, from the date of this Retention Agreement through the Vesting Date.

2.	You are actively employed by the Company on the Vesting Date. For complete clarity, this means you must be actively employed with or engaged by the Company (meaning your employment or engagement has not been terminated by either party) on the Vesting Date to earn the Retention Bonus and Salary Increase.

3.	You have not given notice of your intent to resign from employment on or before the Vesting Date.

Notwithstanding the foregoing, subject to the other terms and conditions set forth in this paragraph, you will also earn the Retention Bonus and Salary Increase, and will not have to repay the Net After-Tax Value thereof if your employment or engagement is terminated by the Company without Cause (as defined in Exhibit A), or by reason of death or Disability (as defined in Exhibit A), on or prior to the Vesting Date, subject to (except in the case of death) your execution, delivery and non-revocation of a general release of claims (in the form to be provided by the Company) within 45 days following the termination of your employment; provided that if you fail to return the release or you revoke the release within the applicable revocation period, you will not have earned the Retention Bonus and Salary Increase, and will be required to promptly repay the Net After-Tax Value of the Retention Bonus and Salary Increase.

If at any time prior to the Vesting Date your employment or engagement is terminated by the Company for Cause or you voluntarily resign for any reason, you will not earn the Retention Bonus and Salary Increase, and you will be required to promptly repay the Net After-Tax Value of the Retention Bonus and Salary Increase. The Company has the sole authority and discretion to determine whether any termination for Cause has occurred, and such determination will be final and binding.

If you are required to repay the Net After-Tax Value of the Retention Bonus and Salary Increase under this Retention Agreement, the Company may offset and reduce any other compensation owed to you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the amount of the Net After-Tax Value you are required to repay. However, no compensation will be reduced if doing so would violate applicable law, or would result in penalty taxes under Section 409A (as defined below). The Company reserves all other rights and remedies available to recoup the Net After-Tax Value of the Retention Bonus and Salary Increase advanced to you under this Retention Agreement, including the right to file a legal claim in court.

Acceptance of this Retention Bonus waives your right to accept any other or additional bonus or salary increase for any period prior to January 1, 2026.

You acknowledge and agree that your employment remains at-will, meaning that you and the Company may terminate the employment relationship with you at any time, with or without Cause, and with or without notice.

This Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) and shall be construed and administered in accordance with such intent.

Nothing in this Retention Agreement shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

This Retention Agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and Salary Increase, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect thereto; provided, however, that this Retention Agreement shall not supersede any other agreements between the Company and you, and specifically, your offer letter and any restrictive covenants shall remain in full force and effect.

This Retention Agreement may not be amended or modified unless in writing signed by you and the undersigned or another duly authorized officer or signatory of the Company.

This Retention Agreement and all related documents, and all matters arising out of or relating to this Retention Agreement, whether sounding in contract, tort, statutes or otherwise, are governed by, and construed in accordance with the laws of the State of California without regard to conflicts-of-law principles that would cause the laws of any other jurisdiction to apply.

Any disputes regarding, relating to, or arising out of this Retention Agreement shall be resolved in binding arbitration through JAMS, subject to the JAMS Commercial Arbitration Rules then in effect. The parties agree that all arbitration costs, including any JAMS or arbitrator fees, shall be paid by the Company. The arbitration shall take place in Los Angeles, California before a single arbitrator selected by the parties. The arbitrator shall have no authority to award either party damages that, in the aggregate, exceed the amounts payable by the Company to you hereunder. The parties agree that each party will be responsible for its own attorneys’ fees in connection with any such arbitration.

The remainder of this page is intentionally blank. Signature page follows.

2

Please sign and date this Retention Agreement and return the signed copy to the undersigned by close of business on December 31, 2025.

We look forward to your continued employment with us.

Sincerely,

Name:
Title:

Accepted and agreed:

[NAME]

Date:	December 31, 2025

3

EXHIBIT A

Definitions

1.	“Cause” means the following, as determined by the Company in its sole discretion:

a.	you commit fraud or theft, or are convicted of, or plead guilty or nolo contendere to, either a felony, a misdemeanor (other than a traffic offense) or any crime involving fraud or moral turpitude;

b.	in carrying out your duties, you engage in conduct that constitutes gross neglect or willful misconduct. Your action or inaction shall not be considered “willful” unless so done or omitted intentionally and without your reasonable belief that your action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to your physical or mental illness;

c.	you materially breach any provision of any employment agreement with the Company (including but not limited to any applicable restrictive covenants) or breach any fiduciary duty or duty of loyalty owed to the Company or its stakeholders;

d.	you engage in any wrongful or questionable conduct which does or which is reasonable likely to bring the Company into public disgrace or embarrassment, or which is reasonable likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or that otherwise has a serious and detrimental impact on the Company or its employees;

e.	you substantially fail to perform your duties or responsibilities at a satisfactory level other than due to disability, or violate any express direction of any lawful rule, regulation or policy established by the Company or your supervisor which is consistent with the scope of your duties to the Company, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from the Company to you specifying the failure, refusal or violation and the Company’s intention to terminate your employment for Cause;

f.	you commit any act or omission resulting in or intended to result in direct material personal gain to you at the expense of the Company, or the customers or the Company; or

g.	you disclose without authorization trade secrets or other confidential and proprietary information of the Company.

2.	“Disability” means permanent and total disability as determined by the Company in accordance with uniform principles consistently applied, upon the basis of such evidence as the Company deems necessary and desirable. Notwithstanding the foregoing, with respect to any payment that is subject to Section 409A, no condition shall constitute a “Disability” for purposes of this Retention Agreement unless such condition also constitutes a disability as defined under Section 409A.

3.	“Emergence Date” means, should the Company file for protection under Chapter 11, or any other provision, of the U.S. Bankruptcy Code, (i) the effective date of the Company’s plan of reorganization or liquidation, or (ii) the date on which such Chapter 11 case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

4.	“Net After-Tax Value” means an amount equal to the amount of the Retention Bonus plus Salary Increase actually received by you through the measurement date, reduced by the highest effective marginal combined federal, state and local income tax rate applicable to individual taxpayers residing in your city and state during the period(s) in which you received such payments.

4